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                                                                    Exhibit 6.1


                         EXECUTIVE EMPLOYMENT AGREEMENT


THIS AGREEMENT made this 27th day of July 1998, , by and between World's Fare, Inc. dba FutureOne, a Nevada corporation, FutureOne, Inc., an Arizona corporation (hereinafter jointly called "Company") and Kendall Q. Northern (hereinafter called "Employee") shall be effective as of July 26, 1998.

                                    RECITALS:

WHEREAS, The Company, located in Phoenix Arizona, is a full service communications company providing Internet access, Web Site development and hosting, custom software development, computer sales and services and communications and networking solutions; and

WHEREAS, The Company was co-founded by Employee and Employee has performed services for the Company and served as its President and member of the Board of Directors since its inception.

WHEREAS, The Employee has previously performed services for the Company for a portion of the time with no compensation and for a period of time at compensation below the fair market value of his services.

WHEREAS, The Employee was willing to perform services under this arrangement because Employee believed it was in the best interest of the Company to conserve cash flow in a start up environment and with the understanding that Employee would be fairly compensated when the Company was able to pay fair compensation.

WHEREAS, The Company, now desires to enter into a permanent employment relationship with Employee pursuant to the terms and conditions set forth herein; and

WHEREAS, Employee is willing to accept such permanent employment with The Company, pursuant to the terms and conditions set forth in this Agreement; and

NOW THEREFORE, the Parties hereto, in consideration of the mutual covenants and promises hereinafter contained, do hereby agree as follows:

                                      TERMS

1. EMPLOYMENT DUTIES. The Company hereby employs Employee to perform the following duties as the President and Chief Executive Officer of the Company.

      a. Carry out all of the functions as President and Chief Executive Officer as defined in the By-laws of the Company and as established by the Board of Directors.

2. PERFORMANCE. Employee agrees to devote all of the time and effort necessary to perform the duties described in Section 1 above in a manner satisfactory to the Company and to perform such other duties as are assigned to him from time to time by the Board of Directors of the Company.
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3.    TERM. Except as provided in Section 7 below, the term of this Contract shall be five (5) years from the effective date hereof. This Agreement shall automatically renew for periods of one year, unless earlier terminated in accordance with the provisions of Section 7 below or either party gives written notice, at least six (6) months prior to the automatic renewal date, of their intention not to renew this Agreement.

4.    COMPENSATION.

      a. ANNUAL SALARY. In consideration for the services to be rendered by Employee in his capacity hereunder, the Company agrees to pay Employee an initial annual salary of One Hundred Thousand & 00/100 dollars ($100,000.00).

      b. DIRECTORS FEES. In addition Employee shall be paid any fees paid to members of the Board of Directors as established by the Board of Directors as long as he is a member of the Board of Directors.

      c. PERFORMANCE BONUSES. Employee is responsible for Company profitability, developing new product lines and services, corporate growth through acquisitions and raising additional capital and as an incentive to perform these functions in the best manner possible, the Company shall pay Employee a stock performance bonus determined as follows:

            By measuring the increases in the net "Stockholders Equity" on the audited Balance Sheet of the Company as of each of its year ends occurring during the term of this Agreement, with the first year end being September 30, 1998 and the base year being September 30, 1997, and then:

            Such stock bonuses shall be computed to be equal to two and one half percent (2.5%) of the dollar increase in such Stockholder Equity and the number of shares earned and payable shall be equal to said percentage dollar amount divided by $1.

            For example if the net increase in stockholder equity is $1,000,000, Employee shall receive 25,000 shares of stock.

            Such stock bonus shall be paid within thirty (30) days after the audited year end financial statements of the Company have been prepared or such other time as is mutually agreeable to the Company and Employee. Such stock may be "Restricted" as that term is defined under the Securities Act of 1933 as amended.

            In addition to the above described stock performance bonus, Employee shall be eligible to receive any other cash or stock bonuses and any stock options awarded by the Board of Directors of the Company during the Term of this Agreement.

      d. OTHER BENEFITS. Employees salary, and/or bonus, may be adjusted by mutual consent of the parties at any time during the term of this contract or any subsequent extension hereof. In addition, the Company may provide other employment benefits as per Section 5 below.
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5.    EMPLOYEE BENEFITS. The Company, at its sole discretion, may provide certain group benefits to all employees and agrees that Employee will be covered by any such plans adopted by the Company and Employee hereby agrees to submit to any medical or other examination and to execute and deliver any application or other instrument in writing, reasonably necessary to effectuate such plans and benefits.

6. EXPENSES. The Company will also reimburse the employee for all reasonable and necessary business expenses which are approved in advance by the Company.

7. TERMINATION. Except as otherwise provided in this agreement all compensation, bonuses and other benefits shall cease upon death, disability or termination. Based on the following circumstances or conditions this Employment Agreement shall be terminated as follows:

      a. DEATH/EXPIRATION OF THIS AGREEMENT WITHOUT RENEWAL. By Employees death or upon the expiration of the term of this Agreement and the Company shall be obligated, in either event, to pay Employee their annual salary and prorated stock performance bonus and any other benefits actually due Employee up to the date of death or expiration of the Agreement.

      b. TOTAL DISABILITY. For the purpose of this Agreement, the term "total disability" means Employee's inability, because of serious physical and/or mental injury, illness or impairment, certified by a licensed medical doctor and by whatever supporting documents required by the Company, to perform his assigned duties for more than three (3) consecutive months; and the Company shall be obligated, in that event, to pay Employee their annual salary, pro-rated stock performance bonus and any other benefits actually due up to the date of disability.

      c. EMPLOYEE NOTICE. At the election of Employee upon Six (6) Months written notice to Company and the Company shall only be obligated, in that event, to pay Employee their annual salary, pro-rated stock performance bonus and any other benefits actually due up to the date of termination.

      d. WITH CAUSE. Employee's employment may be terminated for cause at any time upon fifteen (15) days written notice. For the purpose of this Agreement "for cause" is defined to include, but not be limited to the following: intentional or unintentional acts by Employee having the effect or causing significant harm to the business interests of The Company; but to the extent that such acts are curable, Employee shall have ten (10) business days following receipt of notice of said material breach to cure such breach. Any notice to Employee shall specify the facts and circumstances claimed to provide the basis for such termination. In the event of termination of this Agreement under this section, the Company shall only be obligated to pay Employee their annual salary, and any other benefits earned or due up to the actual date of termination.
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      e.    DEFAULT Employee shall have the option to immediately terminate this
            Agreement if the Company fails to comply with the terms and conditions of this Agreement.

            Upon failure of the Company to meet any of its obligations due Employee under this Agreement or there is any other material breach of this Agreement, and to the extent that it is curable, Employee shall give written notice to the Company and shall specify the facts and circumstances claimed to be a breach of this Agreement. The Company shall have five (5) business days following receipt of such written notice of said material breach to cure such breach. If said breach is not cured by the Company within such time period than it shall be deemed as if the Company has terminated this Agreement "Without Cause" and the Company shall be obligated, to pay Employee their annual salary, pro-rated stock performance bonus and any other benefits actually due up to the date of termination, with the date of termination being determined as of the date of notice, as determined by Section 19 of this Agreement. Under these circumstances the Employee shall have no further obligations to the Company from and after the termination date, but the Company shall remain obligated to Employee for any amounts or benefits owed Employee prior to the termination date.

      f. SUBSTANTIAL CHANGE IN MANAGEMENT OR OWNERSHIP OF THE COMPANY. Employee shall have the option to immediately terminate this Agreement if there is a substantial change in management and/or ownership of the Company under which Kendall Q. Northern and Earl J. Cook have diminished roles in ownership or management control so that, in the sole opinion of Employee, it is not deemed in his best long term interest to continue as an employee of the Company under this Agreement.

            Upon notice or knowledge of such a change of management or control of the Company, Employee shall have thirty (30) days in which to provide the Company with written notice to terminate this Agreement. The date of termination shall be determined as of the date of notice, as determined by Section 19 of this Agreement, and if this Agreement is terminated by Employee, under this Section, the Company shall be obligated to pay Employee the following:

            1) His annual salary, a pro-rated stock performance bonus and any other benefits actually due Employee up to the date of termination and;

            2) An amount equal to the greater of i) ten percent (10%) of the Company's net equity as indicated on the Company's Balance Sheet at the end of the month prior to the termination of this Agreement by Employee; ii) ten percent (10%) of the "acquisition price of the Company" as calculated by applying the purchase price of the new controlling interest shares to all of the issued and outstanding shares of the Company; iii) One Million & 00/100 Dollars ($1,000,000).

The Employee's option to terminate this Agreement under this Section shall take precedents over any other termination provision of Section 7 and termination by Employee under this Section shall release Employee from the Covenant not to Compete under Section 8 of this Agreement.
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8.    AGREEMENT NOT TO COMPETE. Employee hereby agrees and stipulates that he shall not compete, in the personal and/or business internet access, web site development and hosting, computer sales and services, programming and software development and networking solutions business, either directly or indirectly, in any way that competes with the business opportunities of the Company, for any period that he is receiving any compensation from the Company under this Agreement and not less than one (1) years from the date of any termination of this Agreement as provided in Section 7 of this Agreement, without the express written permission of the Company. Employee hereby further acknowledges, agrees and stipulates, that he has received fair and adequate consideration, in the form of stock and or cash, in exchange for this Agreement.

9. PROPRIETARY INFORMATION. Employee shall treat as information proprietary to the Company any and all data and/or information discovered and/or disclosed and shall not (directly or indirectly) use any such information and/or data for his own benefit or disclose or fail to use its best efforts to prevent the disclosure of the same to any other person or entity for any purpose or reason whatsoever, during the term of this Agreement or at any time thereafter.

10. PROPRIETARY INFORMATION DEFINED. Proprietary information includes but is not limited to unique concepts, products, services, company/corporate strategy and business development, including plans relating to this acquisition, expansion, marketing, financials, client lists and other business information, operating information, policies, practices and processes, database and networking systems, information relating to employees, customers, prospective customers and suppliers, whether such information is documented, contained electronically and/or contained on any other medium.

11. REPRODUCTION OF PROPRIETARY INFORMATION. Employee stipulates that he will not, at any time, make any reproduction, copy, abstract, summary and/or precis of the whole or of any part of any Proprietary Information without the prior express written consent of the Company, in which case said reproduction, copy, abstract, summary and/or precis shall remain the property of the Company.

12. CONFIDENTIALITY. Employee stipulates that he shall keep any and all Proprietary Information obtained, during the term of this Agreement or any time thereafter, in the strictest of confidence and secrecy.

13. NON-DISCLOSURE. Employee stipulates that he shall not, during the term of this Agreement or any time thereafter, in any way or by any means, disclose, disseminate and /or distribute any Proprietary Information to any third party without the prior express written consent of the Company.

14. NON-CIRCUMVENTION. Employee stipulates that he shall not, during the term of this Agreement or any time thereafter, in any way or by any means implement and /or use any Proprietary Information, circumvent, usurp an opportunity, take advantage of and/or benefit from, through the exclusion of the Company, any Proprietary Information obtained.
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15.   INJUNCTIVE RELIEF.  The Employee recognizes and agrees that, a breach of this Agreement will cause irreparable harm to the Company and no amount of monetary damages can adequately compensate the Company for the injury that would be caused by said breach. Accordingly, Employee hereby stipulates that should the Company have a good faith reason to believe that Employee is breaching or taking steps to breach any material provision of this Agreement then the Company shall be entitled to immediate issuance of an ex-parte temporary restraining order, by a Court, enjoining the Employee from engaging in the opposed activities.

16. WAIVER. A Party's failure to insist on compliance or enforcement of any provision of this Agreement shall not effect the validity or enforceability or constitute a waiver of future enforcement of that provision or any other provision of this Agreement by that Party or any other party.

17. LAW, JURISDICTION AND VENUE. This Agreement shall in all respects be exclusively subject to, and governed by, the laws of the state of Arizona. Exclusive venue and jurisdiction for any and all disputes shall lie in Maricopa County, Arizona. The Parties hereto stipulate that any dispute arising out of this Agreement shall be submitted to binding arbitration in Arizona pursuant to the arbitration rules and regulations, as codified in the Arizona Revised Statutes.

18. VALIDITY. The invalidity or unenforceability of any provision in this Agreement shall not in any way effect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in this Agreement.

19. NOTICE. All notices and other communications provided for or permitted hereunder shall be made by hand delivery, overnight courier, certified or registered mail, postage prepaid and return receipt requested, telex or facsimile transmission.

      If to the Company                         If to Employee
      4250 E. Camelback Rd., Ste. K-192         5146 E. Tamblo
      Phoenix, Arizona 85018                    Phoenix, AZ 85044
      Fax:  602-852-9727                        Fax:  ______________





      All such notices shall be deemed to have been duly given:

      when delivered, by hand if personally delivered; and
      the next day, after being sent by overnight courier; and
      when received, if by mail; and
      when received (as electronically acknowledged), if by facsimile transmission.
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20.   AMENDMENTS. This Agreement may be amended, at any time, only by the written mutual consent of the Parties hereto, with any such Amendment to be invalid unless it is both written and signed by both Parties.

21. LEGAL FEES AND COSTS. The Parties hereby stipulate and agree that in the event that a dispute arises between the Parties, relating to this Agreement, and one or both of the Parties deem it necessary to hire an attorney to protect its rights and/or resolve said dispute, then the prevailing Party, in any action, shall be entitled to recover and collect, from the non-prevailing Party, all reasonable attorney's fees and costs incurred.

22. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding by and between the Parties and no representations, promises, agreements and/or understandings, written or oral, relating to this Agreement by either Party not contained herein shall be of any force or effect.

IN WITNESS WHEREOF, The Company and Employee have duly executed this Agreement this 27th day of July, 1998.


World's Fare, Inc. dba FutureOne          Employee

/s/ Earl J. Cook                    /s/ Kendall Q. Northern
-----------------                   ---------------------------
By: Earl J. Cook                    By: Kendall Q. Northern
Its:  Executive Vice President


FutureOne, Inc.

/s/ Earl J. Cook
--------------------------
By: Earl J. Cook
Its:  Executive Vice President